Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

November 7, 2011

DELIVERING ALTERNATIVE INVESTMENT SOLUTIONS: CREDIT SUISSE ETNS.

Credit Suisse ETNs deliver alternative investments to advisors in a liquid, exchange-traded format. We offer long/short, merger arbitrage, market neutral, and commodities strategies.

  CSLS – Long/Short Equity Index ETN
  MLPN – MLP Index ETN
  CSMA – Merger Arbitrage Index ETN
  CSMB – Leveraged Merger Arbitrage Index ETN
  CSMN – Market Neutral Index ETN

We know you value diversification in your clients’ portfolios and are focused on creating products to help you achieve that goal.

credit-suisse.com/etn

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission or SEC for certain offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the relevant offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any underwriter, any dealer, or any agent participating in any relevant offering will arrange to send you the prospectus and the relevant offering document(s) if you so request by calling toll-free 1-800-221-1037. ©2012 CREDIT SUISSE AG and/or its affiliates. All rights reserved